Exhibit 99.1

Contact:
Steven J. Armond
Chief Financial Officer
American CareSource Holdings, Inc.
Tel: 972-308-6847

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS
RECORD FINANCIAL RESULTS FOR 2008 THIRD QUARTER

Company reports fifth consecutive quarterly profit of $1.0 million, or $0.06 per diluted share

DALLAS, TX – November 13, 2008 -- American CareSource Holdings, Inc. (Nasdaq: ANCI) today announced record financial and operational results for the three and nine months ended September 30, 2008.  Recent highlights include:

•	Reported quarterly net income of $1.0 million, or $0.06 per diluted share, resulting in five consecutive quarters of profit growth.

•	Achieved $16.1 million in revenue for the third quarter, a 127% increase in revenues compared to the same prior year period, representing six quarters of sequential revenue growth.

•	Attained gross margins of approximately 16% compared to approximately 14% in the three months ended September 30, 2007, reflecting continued leverage of the Company’s fixed cost infrastructure.

•	Generated EBITDA, as adjusted, of approximately $1.3 million for the quarter.

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EBITDA, as adjusted, (a non-GAAP measure) is defined as income (loss) from operations adjusted for depreciation and amortization, non-cash warrant and option compensation expense and executive severance. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under generally accepted accounting principles (GAAP).

•
The Company finished the quarter with approximately $8.2 million in cash and cash equivalents on hand and generated approximately $2.1 million in cash from operating activities in the third quarter and approximately $4.2 million during the first nine months of 2008.

•	Claims volume increased to approximately 87,000 for the third quarter of 2008, up 89% over the third quarter of 2007.

•	Signed a new client service contract with JMS and Associates, Inc., to provide a full range of ancillary care services, initially to one of JMS’ key clients, Insurance Design Administrators (IDA).

•	Signed a new client agreement with Evolutions Healthcare Systems, Inc., one of the largest independently owned PPOs.

•	Began trading on The NASDAQ Stock Market® under the symbol “ANCI”, effective September 29, 2008.

Commenting on today’s announcement, David S. Boone, Chief Executive Officer of American CareSource, stated, “Our results this quarter are a continuation of the momentum we have been building over the last year.  We are continuing to generate strong top-line growth while proving the organization’s ability to translate that growth into expanding earnings per share.  Our recent customer wins, coupled with our ability to generate strong organic growth within our existing customer base, demonstrates the attractiveness of the market we are addressing and our organization’s ability to deliver ancillary cost savings to our clients.”

“Based on the strength of this quarter’s results and our continued positive future outlook, we are increasing our 2008 revenue guidance from $50 - $55 million to $55 - $57 million.”

Revenues for the third quarter of 2008 rose 127% to $16.1 million compared to $7.1 million in the third quarter of 2007. The Company’s third quarter revenues also represent a 24% improvement over the second quarter of 2008 reported revenues of $13.0 million. For the nine months ended September 30, 2008, the Company reported revenues of $40.6 million, a 204% increase compared to revenues of $13.4 million in the same period of 2007.

The Company reported net income of $1.0 million, or $0.06 per diluted share, for the three months ended September 30, 2008, compared to net income of approximately $188,000, or $0.01 per share, in the same period last year. For the nine months ended September 30, 2008, the Company reported net income of $2.1 million, or $0.12 per diluted share, compared to a net loss of $1.1 million, or $0.08 per share, for the same period in 2007.

Cash provided by operations was $4.2 million for the nine months ended September 30, 2008 versus cash used in operations of approximately $969,000 during the same period in 2008. Factors affecting the improvement in operating cash flows include earnings growth, accelerated client collections and overall effectiveness in working capital management.  At September 30, 2008, the Company had approximately $8.2 million in cash and cash equivalents compared to $4.3 million at December 31, 2007.

Conference Call
As previously announced, American CareSource will hold a conference call to discuss financial results of the third quarter ended September 30, 2008 as follows:

Date: Thursday, November 13, 2008
Time: 10:00 a.m. (CT)/11:00 a.m. (ET)
Dial-in numbers: 877-856-1956 (U.S. & Canada) or 719-325-4818
Live webcast: www.anci-care.com, under “New & Events”

The teleconference replay will be available two hours after completion through Thursday, November 20, 2008 at 888-203-1112 (U.S. & Canada) or 719-457-0820. The replay pass code is 6431291. The archived webcast will be available for one year on the Company’s investor website, www.anci-care.com, under “News and Events.”

About Ancillary Healthcare Services
American CareSource provides ancillary healthcare services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion, and has grown to 30% of total national health expenditures. These providers offer services in over 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics, and others.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 2,500 ancillary service providers at over 25,000 sites. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to future engagements by clients, revenue growth, earnings, and guidance are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may prove to be inaccurate or may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, our ability to integrate with our clients, our ability to attract and maintain providers, our ability to manage growth, the effect of economic conditions, and the affect of competitive services, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

(Tables to Follow)

AMERICAN CARESOURCE HOLDING, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Revenues	$16,110,795	$7,088,499	$40,628,998	$13,363,356

Cost of revenues	13,554,352	6,091,789	34,466,067	11,671,724

Gross profit	2,556,443	996,710	6,162,931	1,691,632

Selling, general and administrative expenses	1,488,455	766,648	3,795,813	2,677,920
Depreciation and amortization	105,887	86,445	294,559	248,160
Total operating expenses	1,594,342	853,093	4,090,372	2,926,080

Operating income (loss)	962,101	143,617	2,072,559	(1,234,448)

Interest income	(65,531)	(47,430)	(137,439)	(151,063)
Interest expense	1,067	2,836	4,511	9,286
Debt issuance costs	-	-	-	46,300

Total interest (income) expense, net	(64,464)	(44,594)	(132,928)	(95,477)

Income (loss) before income taxes	1,026,565	188,211	2,205,487	(1,138,971)
Income tax provision	25,559	-	61,623	-
Net Income (Loss)	$1,001,006	$188,211	$2,143,864	$(1,138,971)

Earnings (loss) per common share:
Basic	$0.07	$0.01	$0.14	$(0.08)
Diluted	$0.06	$0.01	$0.12	$(0.08)

Basic weighted average common shares outstanding	15,139,839	14,555,314	15,029,161	14,511,642
Diluted weighted average common shares outstanding	18,044,602	16,888,882	17,577,846	14,511,642

Reconciliation of non-GAAP financial measures to reported GAAP financial measures

Reconciliation of EBITDA and EBITDA, as adjusted:

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating income (loss)	$962,101	$143,617	$2,072,559	$(1,234,448)
Depreciation and amortization	105,887	86,445	294,559	248,160
EBITDA	1,067,988	230,062	2,367,118	(986,288)
Executive severance	-	-	21,844	338,010
Non-cash stock-based compensation expense	197,433	127,161	540,035	342,012
EBITDA, as adjusted	$1,265,421	$357,223	$2,928,997	$(306,266)

AMERICAN CARESOURCE HOLDING, INC.
CONSOLIDATED BALANCE SHEET

	September 30,
	2008	December 31,
	(unaudited)	2007
ASSETS

Current assets:
Cash and cash equivalents	$8,221,348	$4,272,498
Accounts receivable, net	4,960,235	3,651,203
Prepaid expenses and other current assets	371,134	409,445
Total current assets	13,552,717	8,333,146

Property and equipment, net	807,745	332,450

Other assets:
Certificate of Deposit, restricted	-	145,000
Other non-current assets	432,644	492,977
Intangible assets, net	1,334,052	1,494,238
Goodwill	4,361,299	4,361,299

Total assets	$20,488,457	$15,159,110

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$5,077,322	$3,344,278
Accounts payable and accrued liabilities	1,919,484	1,320,036
Current maturities of long-term debt	10,765	55,697
Total current liabilities	7,007,571	4,720,011

Long-term debt	5,911	50,348
Shareholders' equity	13,474,975	10,388,751

Total liabilities and shareholders' equity	$20,488,457	$15,159,110

AMERICAN CARESOURCE HOLDING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$2,143,864	$(1,138,971)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operations:
Stock-based compensation expense	485,568	319,965
Depreciation and amortization	294,559	248,160
Amortization of debt issuance costs	-	46,300
Client administration fee expense related to warrants	54,467	22,047
Changes in operating assets and liabilities:
Accounts receivable	(1,309,032)	(1,132,521)
Prepaid expenses and other assets	205,510	(550,488)
Accounts payable and accrued liabilities	599,448	412,378
Due to service providers	1,733,044	804,528
Net cash provided by (used in) operating activities	4,207,428	(968,602)

Cash flows from investing activities:
Investment in software development costs	(351,605)	-
Additions to property and equipment	(258,065)	(139,563)
Redemption of certificate of deposit	145,000	-
Net cash used in investing activities	(464,670)	(139,563)

Cash flows from financing activities:
Payments on long-term debt	(89,369)	(339,308)
Proceeds from exercise of stock warrants	127,428
Proceeds from exercise of stock options	168,033	52,226
Net cash provided by (used in) financing activities	206,092	(287,082)

Net increase (decrease) in cash and cash equivalents	3,948,850	(1,395,247)
Cash and cash equivalents at beginning of period	4,272,498	5,025,380

Cash and cash equivalents at end of period	$8,221,348	$3,630,133